Registration No. 333-268107

As filed with the Securities and Exchange Commission on April 3, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-268107

UNDER

THE SECURITIES ACT OF 1933

CRANE NXT, CO.

(Exact name of registrant as specified in its charter)

Delaware	88-0706021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

950 Winter Street 4th Floor Waltham, MA	02451
(Address of principal executive offices)	(Zip Code)

AMENDED AND RESTATED CRANE CO. SAVINGS AND INVESTMENT PLAN

(Full title of the plan)

Paul G. Igoe

Senior Vice President, General Counsel and Secretary

Crane NXT, Co.

950 Winter Street 4th Floor

Waltham, MA 02451

(Name and address of agent for service)

(610) 430-2510

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Crane NXT, Co., a Delaware corporation which was known as Crane Holdings, Co. (the “Registrant”), is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to its Registration Statement on Form S-8 (No. 333-268107) filed with the Securities and Exchange Commission on November 1, 2022 (the “Registration Statement”) to deregister any and all securities that remain unissued under the Registration Statement. The Registration Statement related exclusively to shares of the Registrant’s common stock, par value $1.00 per share (“Common Stock”), issuable to eligible employees of the Registrant and its subsidiaries under the Amended and Restated Crane Co. Savings and Investment Plan (the “Savings and Investment Plan”).

The Registrant is no longer issuing securities under the Savings and Investment Plan. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Savings and Investment Plan that remain unissued at the termination of the Savings and Investment Plan, the Registrant hereby removes from registration all of such securities of the Registrant registered under the Registration Statement that remain unissued as of the date of this Post-Effective Amendment.

When filed on November 1, 2022, the Registration Statement covered 850,000 shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 3rd day of April 2023.

CRANE NXT, CO.

By:	/s/ Anthony M. D’Iorio
Anthony M. D’Iorio
(Under Power of Attorney)

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.